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                                                        Exhibit 99.1
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PLUG POWER TO ACQUIRE GASTEC FUEL PROCESSOR R&D, WILL OPEN NEW FACILITY IN THE
NETHERLANDS

Latham, N.Y., February 9, 2000 - In a move that will further facilitate the commercialization of PEM fuel cell systems, Plug Power Inc. (Nasdaq: PLUG) announced today that it has completed an agreement with Gastec, a leading developer of fuel processor technology based in The Netherlands.

According to the terms of the agreement, Plug Power will acquire all of Gastec's intellectual property and assets related to fuel processor development for systems ranging up to 100 kW in size. As part of this transaction, 15 of Gastec's employees will become employees of Plug Power and establish a new operations base in The Netherlands.

The fuel processor is the part of the fuel cell system that extracts hydrogen from an available fuel -- such as natural gas, propane, methanol, or ethanol -- and passes it along to the fuel cell stack where electricity is electrochemically generated. This electricity is then converted to high quality alternating current by the third component, a power conditioner, for usage by the final consumer in normal household service.

"This acquisition provides Plug Power with leadership capabilities in an important technology that will help us bring a fully integrated fuel cell system to market next year," said Gary Mittleman, Plug Power president and CEO.

In addition to acquiring Gastec's intellectual property, Plug Power has also established an on-going strategic relationship to purchase future research and development from Gastec. The entire transaction is sized at approximately $20 million.

"We are very impressed with Gastec's achievements. Their prototype systems have already been successfully integrated into our alpha units. We are now in a position to rapidly advance the design for commercial manufacturing," Mittleman added.

"Gastec has a seventy-year track record of advancing many different technologies related to natural gas. We are very proud of our work in this important area and are pleased that we are able to spin off this fuel processor technology to Plug Power. This new relationship will expand our development of fuel cell systems and micro-cogeneration," said Dr. Leen Noordzij, Gastec president.
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Fuel cell systems are on-site power generation devices that produce electricity through an electrochemical, rather than a combustion reaction. Use of fuel cells will virtually eliminate emissions of pollutants and other particulate matter, and can reduce carbon dioxide emissions to less than half of today's levels. Increased efficiency is expected to lead to significant cost savings for consumers.

Gastec concentrates on certification, research and development, engineering, public information, consulting and training in the interest of the gas industry. Since 1939, Gastec has been working for manufacturers, energy companies and many other businesses at home and abroad needing gas technology support. Residential cogeneration systems and heat pumps are among Gastec's important spearheads. Gastec has a dedicated staff of about 300 professionals located in several countries and headquartered in The Netherlands.

Plug Power is a leading U.S. designer and developer of on-site, electricity generation systems utilizing proton exchange membrane fuel cells for residential applications. Since being founded in 1997, the Latham, N.Y.- based company has grown from 22 to over 325 employees. Plug Power's strategic partners and investors include DTE Energy Company, Michigan's largest electric utility; Mechanical Technology Incorporated, an early developer of fuel cell technologies; General Electric Company, one of the world's leading suppliers of power generation technology and energy services; and Sempra Energy subsidiary, Southern California Gas Company, the largest U.S. natural gas distribution company.

This press release may include statements which are not historical facts and are considered "forward- looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Plug Power's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Plug Power's expectations, and Plug Power expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost of development and market acceptance of Plug Power's fuel cell systems, (ii) competitive factors, such as price competition and new product introductions, (iii) the cost and availability of products, (iv) the cost of complying with current governmental regulations,
(v) unanticipated expenses or delays in resolving Year 2000 computer issues by either Plug Power or those with whom Plug Power does business, and (vi) other factors detailed from time to time in Plug Power's filings with the Securities and Exchange Commission.